UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2008

OUTDOOR CHANNEL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-17287	33-0074499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
43445 Business Park Drive, Suite 103
Temecula, California 92590
(Address of principal executive offices, including zip code)
(951) 699-6991
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 2.02. Results of Operations and Financial Condition
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01. Entry into a Material Definitive Agreement and Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Supplemental Compensatory Arrangement with Roger L. Werner
On February 1, 2008, the Compensation Committee, or the Committee, of the Board of Directors of Outdoor Channel Holdings, Inc., or the Company, approved a Supplemental Compensation Agreement between the Company and Mr. Werner. Such Supplemental Compensation Agreement is attached to this filing as Exhibit 99.1 and incorporated by reference herein.
The Supplemental Compensation Agreement will terminate on March 15, 2010. The Supplemental Compensation Agreement provides for an increase in Mr. Werner’s base annual salary from $300,000 to $450,000, effective February 4, 2008, and an increase from $450,000 to $500,000, effective October 16, 2008. The Supplemental Compensation Agreement also provides for target annual incentive bonuses for Mr. Werner of not less than $225,000 and not less than $250,000 for 2008 and 2009, respectively. The actual annual incentive bonus payable to Mr. Werner, if any, will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and will be adjusted for under- or over-performance.
In addition, under the terms of the Supplemental Compensation Agreement, Mr. Werner is eligible to receive up to $950,000 for the renewal of seven major affiliation agreements on commercially reasonable terms as determined by the Company’s Board of Directors in its reasonable discretion. The amount earned by Mr. Werner varies based on the number of major agreements that are renewed. For each of the seven major agreements that is renewed, one of which has already been renewed and for which Mr. Werner will receive such bonus, Mr. Werner is eligible to receive an incentive bonus of $50,000. In addition:
•	Mr. Werner will be eligible to receive an incentive bonus in the amount of $100,000 when the first three of any of the seven companies have entered into renewed contracts with the Company;

•	In addition to the bonus earned for three renewals, Mr. Werner will be eligible to receive an additional incentive bonus in the amount of $200,000 when the first five of any of the seven companies have entered into renewed contracts with the Company; and

•	Upon all seven companies entering into renewed contracts with the Company, Mr. Werner will be eligible to receive an incentive bonus in the amount of $300,000, in addition to the bonuses earned for three and five renewals.
Mr. Werner is also eligible to receive an incentive bonus for incremental growth of the Company’s subscriber base over the existing base as reported by all companies distributing the Outdoor Channel in their December 2007 reports. Such reports are in arrears and generally report the actual number of subscribers for the month of September 2007. The incentive bonus for incremental growth in subscriber base is separated into three tiers:
•	The first tier provides for up to $1,500,000 payable in individual amounts of $300,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for up to 5 million incremental subscribers;

•	The second tier provides for an additional amount of up to $2,000,000 payable in individual amounts of $400,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for between 5 million and 10 million incremental subscribers; and

•	The third tier provides for an additional incentive bonus, with no maximum amount, of $500,000 for each incremental increase of 1 million paying subscribers, or portion thereof, for incremental subscribers in excess of 10 million.
Further, Mr. Werner is entitled to receive a cash bonus of 5% of the annual increase in advertising revenue from continuing operations of Outdoor Channel compared to the prior year, for both 2008 and 2009. In the event of a change in control, as defined under Mr. Werner’s employment agreement, provided that Mr. Werner remains an employee of the Company on the date of the change in control, the Company will pay to Mr. Werner an amount equal to (1) measurements for each applicable bonus under the Supplemental Compensation Agreement as of the day prior to the change in control and (2) estimates of advertising revenue growth to be determined in the sole and absolute discretion of the Company’s Board of Directors.
Compensatory Arrangement with Thomas E. Hornish
On February 4, 2008, Mr. Hornish’s base annual salary was increased from $225,000 to $325,000, and Mr. Hornish became eligible for a bonus of up to 50% of his base salary for annually set performance metrics.
Item 2.02. Results of Operations and Financial Condition
On February 1, 2008, Outdoor Channel Holdings, Inc., or the Company, conducted a conference call regarding the financial results of the Company for the third quarter ended September 30, 2007. A transcript of this conference call is attached as Exhibit 99.2 to this filing.
This information and the exhibits hereto are being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Supplemental Compensation Agreement by and between Roger L. Werner and Outdoor Channel Holdings, Inc.

99.2	Transcript of Conference Call Regarding Outdoor Channel Holding’s Third Quarter 2007 Results

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR CHANNEL HOLDINGS, INC.

	By:	/s/ Thomas E. Hornish
Thomas E. Hornish
Chief Operating Officer and General Counsel
Date: February 7, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Supplemental Compensation Agreement by and between Roger L. Werner and Outdoor Channel Holdings, Inc.

99.2	Transcript of Conference Call Regarding Outdoor Channel Holding’s Third Quarter 2007 Results

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